Exhibit 99.(2)(p)

PURCHASE AGREEMENT

Purchase Agreement dated November 3, 2014 between Miller/Howard High Income Equity Fund, a statutory trust organized under the laws of the State of Delaware (the “Fund”), and Miller/Howard Investments, Inc. (the “Sole Initial Shareholder”).

WHEREAS, the Fund is an investment company registered under the Investment Company Act of 1940 (the “1940 Act”); and

WHEREAS, the Fund proposes to issue and sell shares of its common shares of beneficial interest (each a “Share,” and more than one Share, “Shares”), par value $.001 per Share, to the public pursuant to a Registration Statement on Form N-2 (the “Registration Statement”) filed with the Securities and Exchange Commission; and

NOW THEREFORE, the Fund and the Sole Initial Shareholder agree as follows:

1.   The Fund offers to sell to the Sole Initial Shareholder, and the Sole Initial Shareholder agrees to purchase from the Fund, such amount of Shares to be specified by the Fund for an aggregate price of $100,000.

2.   The Sole Initial Shareholder represents and warrants to the Fund that the Sole Initial Shareholder is acquiring the Shares for investment purposes only and not with a view to resale or further distribution.

3.   The Sole Initial Shareholder’s right under this Purchase Agreement to purchase the Shares is not assignable.

The Fund and the Sole Initial Shareholder have caused their duly authorized officers to execute this Purchase Agreement as of the date first above written.

MILLER/HOWARD HIGH INCOME EQUITY FUND

By:
Name:
Title:

MILLER/HOWARD INVESTMENTS, INC.

By:
Name:
Title:

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